AZZ Inc. Reports Fiscal Year 2027 First Quarter Results

Record Quarterly Sales in Both Segments Drives EPS, Cash Flow and Value Creation
Raising Fiscal Year 2027 Guidance
July 8, 2026 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the first quarter ended May 31, 2026.
Fiscal Year 2027 First Quarter Overview (as compared to prior fiscal year first quarter(1)):
◦Total Sales of $448.5 million, up 6.3%
▪Metal Coatings sales of $210.3 million, up 12.3%
▪Precoat Metals sales of $238.2 million, up 1.5%
◦Net Income of $52.0 million, down 69.6%; prior year results were meaningfully impacted by equity in earnings from our minority interest in the AVAIL JV related to the sale of the Electrical Products Group to nVent Electric plc; Adjusted net income of $55.8 million, up 3.6%
◦GAAP diluted EPS of $1.72 per share, down 69.6% due to equity in earnings from the AVAIL JV as mentioned above; Adjusted diluted EPS of $1.85, up 3.9%
◦Consolidated Adjusted EBITDA of $99.5 million, or 22.2% of sales, versus prior year of $106.4 million, or 25.2% of sales; prior year Q1 included $7.7 million equity in earnings(2) from AVAIL JV operations
◦Segment Adjusted EBITDA margin of 30.3% for Metal Coatings and 21.7% for Precoat Metals
◦Cash flow from operations of $37.1 million
◦Cash dividend of $0.20 per share to common shareholders paid during the quarter, recently announced 20% increase in dividend to $0.24 per share
◦Net leverage ratio of 1.4x
(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.
(2) Excludes $165.8 million of the $173.5 million of equity in earnings from the AVAIL JV that is included in prior year Q1 GAAP net income.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "We are off to a great start in the fiscal year as sales grew to $448.5 million, up 6.3% over the prior year quarter. Our sales momentum and disciplined operational execution resulted in Adjusted EBITDA of $99.5 million, or 22.2% of sales, which generated adjusted diluted EPS of $1.85, up 3.9%. Metal Coatings achieved strong, double-digit sales gains on higher volume of galvanized steel. Meanwhile, Precoat Metals reached record first-quarter sales, fueled by a combination of price increases to offset materials and input cost inflation and the ongoing production ramp-up at the Washington, Missouri facility. We are on track to set new sales and profitability records in fiscal year 2027 due to external market visibility as we continue to execute our strategic plans; therefore, we have increased our annual guidance range."

"We ended the quarter with a strong balance sheet and low net debt leverage of 1.4x, providing meaningful financial flexibility as we progress through the year. In the first quarter, we generated $37.1 million in cash from operations and will remain focused on disciplined management of working capital, capital expenditures, and debt throughout the fiscal year. Driven by a proven strategy and disciplined approach to M&A, we are actively pursuing an expanding pipeline of high-quality acquisition targets that will contribute to long-term shareholder value. Finally, I want to thank our AZZ employees as I am proud to work with such a talented group that incorporates pride and passion in everything they do," Ferguson concluded.

Segment Performance
First Quarter 2027 Metal Coatings
Sales of $210.3 million increased by 12.3% over the first quarter of last year, primarily due to increased volume supported by project spending in several end markets, including construction, industrial, and infrastructure. Segment Adjusted EBITDA of $63.8 million resulted in Adjusted EBITDA margin of 30.3%, a decrease of 260 basis points from the prior year first quarter due to the sale of land in the prior year quarter and share growth in large projects this year.

First Quarter 2027 Precoat Metals
Sales of $238.2 million increased by 1.5% compared to the first quarter of last year, primarily due to increased sales from the Washington, Missouri facility and the pass-through of higher paint and input costs, partially offset by lower volume due to decreases in construction, infrastructure, HVAC and appliance end markets. Segment EBITDA of $51.8 million resulted in EBITDA margin of 21.7%, an increase of 100 basis points from the prior year first quarter, primarily due to higher sales.

Balance Sheet, Liquidity and Capital Allocation
The Company generated operating cash of $37.1 million for the first three months of fiscal year 2027 through improved earnings, coupled with a continued focus on working capital management. At the end of the first quarter, the Company's net leverage was 1.4x trailing twelve months Adjusted EBITDA. During the first three months of fiscal year 2027, the Company made no debt repayments and returned cash to common shareholders through cash dividend payments totaling $6.0 million. Capital expenditures for the first three months of fiscal year 2027 were $18.7 million, and full fiscal year capital expenditures are expected to be approximately $80 - $100 million.

Financial Outlook — Raising Fiscal Year 2027 Guidance
We are raising our fiscal year guidance for the year ending February 28, 2027, which reflects our confidence in the Company's strategic execution, operational resilience, and market positioning. Fiscal year 2027 guidance reflects our best estimates given expected market conditions for the full year, an annualized effective tax rate of 25% and excludes M&A activity and any federal regulatory changes that may emerge.

	Prior FY2027 Guidance(1)	Revised FY2027 Guidance(1)
Sales	$1.725 - $1.775 billion	$1.80 - $1.85 billion
Adjusted EBITDA	$360 - $400 million	$375 - $415 million
Adjusted Diluted EPS	$6.50 - $7.00	$6.75 - $7.15

(1) FY2027 Guidance Assumptions:
a.The newly built Washington, Missouri plant is expected to be accretive to earnings in FY2027.
b.Capital expenditures are expected to be approximately $80 to $100 million, reflecting an increase in growth capital for hot-dip galvanizing capacity expansions and technology improvements for both Metal Coatings and Precoat Metals.
c.Interest expense is expected to be $35 to $45 million.
d.The annualized effective tax rate of 25% excludes federal regulatory changes that may emerge.
e.Debt reduction in the range of $130 to $170 million.
f.Adjusted Diluted EPS guidance includes adding back amortization related to the Company's intangible assets, adjustments related to the AVAIL JV and debt financing costs related to the refinancing of the Company's Revolving Credit Facility.
g.Excludes all potential M&A activities.
h.Excludes the potential for equity in income (or loss) and cash distributions from AZZ's minority interest in its unconsolidated subsidiary.
Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Chief Marketing, Communications, and Investor Relations Officer to discuss financial results for the first quarter of the fiscal year 2027, Thursday, July 9, 2026, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company's Investor Relations page at http://www.azz.com/investor-relations.
A replay of the call will be available at (855) 669-9658 or (412) 317-0088 (international), replay access code: 5406597 through July 16, 2026, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets in North America. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.
Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction; infrastructure; transportation; HVAC & appliance; container; and the metal coatings end markets. We could also experience additional increases, including increases due to inflation, in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process and paint used in our coil coating process; supply chain vendor delays; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ's growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States or Canada; tariffs, acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2026, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Chief Marketing, Communications, and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207 or (817) 368-2556
www.threepa.com

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended May 31,
	2026	2025
Sales	$448,530	$421,962
Cost of sales	336,361	317,832
Gross margin	112,169	104,130

Selling, general and administrative	35,136	34,581
Operating income	77,033	69,549

Interest expense, net	(11,264)	(18,563)
Equity in earnings of unconsolidated subsidiary	509	173,523
Other income (expense), net	(260)	1,327
Income before income taxes	66,018	225,836
Income tax expense	14,012	54,928
Net income	$52,006	$170,908

Basic earnings per common share	$1.74	$5.71
Diluted earnings per common share	$1.72	$5.66

Weighted average shares outstanding - Basic	29,932	29,941
Weighted average shares outstanding - Diluted	30,159	30,217

Cash dividends declared per common share	$0.20	$0.17

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2026	2025
Sales:
Metal Coatings	$210,305	$187,215
Precoat Metals	238,225	234,747
Total Sales	$448,530	$421,962
Adjusted EBITDA:
Metal Coatings	$63,815	$61,516
Precoat Metals	51,757	48,477
Infrastructure Solutions	(839)	7,617
Total Segment Adjusted EBITDA(1)	$114,733	$117,610

(1)	See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	May 31, 2026	February 28, 2026
Assets:
Current assets	$440,054	$395,368
Property, plant and equipment, net	609,463	609,305
Other non-current assets, net	1,202,807	1,208,801
Total Assets	$2,252,324	$2,213,474

Liabilities and Shareholders’ equity:
Current liabilities	$228,847	$232,274
Long-term debt, net	480,604	477,738
Other non-current liabilities	166,829	166,431
Shareholders' equity	1,376,044	1,337,031
Total Liabilities and Shareholders' equity	$2,252,324	$2,213,474

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)
	Three Months Ended May 31,
	2026	2025
Net cash provided by operating activities(1)	$37,149	$314,782
Net cash used in investing activities	(18,698)	(17,122)
Net cash used in financing activities	(18,174)	(295,512)
Effect of exchange rate changes on cash	77	(593)
Net decrease in cash and cash equivalents	354	1,555
Cash and cash equivalents at beginning of period	705	1,488
Cash and cash equivalents at end of period	$1,059	$3,043

(1)	For the three months ended May 31, 2025, net cash provided by operating activities includes distributions from AVAIL of $273.2 million. Refer to footnote 4 on page 9.

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide Adjusted Net Income, Adjusted Earnings per Share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position, prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
In calculating adjusted net income and adjusted earnings per share, management excludes the following items from the reported GAAP measure: 1) intangible asset amortization, 2) restructuring charges, 3) certain legal settlements and accruals, 4) retirement and other severance expenses, 5) redemption premium on Series A Preferred Stock, 6) additional stock compensation expense related to the adoption of our executive retiree long-term incentive program, 7) certain adjustments related to the Company's unconsolidated joint venture, and 8) the write-off of debt financing costs. Management defines Adjusted EBITDA as adjusted net income excluding depreciation, amortization, interest and provision for income taxes. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt, as well as its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company's GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provide a reconciliation for the three months ended May 31, 2026 and May 31, 2025 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended May 31,
	2026		2025
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$52,006	1.72	$170,908	5.66
Adjustments:
Amortization of intangible assets	5,726	0.19	5,734	0.19
Restructuring charges(2)	—	—	3,827	0.13
Executive retiree long-term incentive program(3)	—	—	2,185	0.07
AVAIL JV equity in earnings adjustment(4)	(1,348)	(0.04)	(165,826)	(5.49)
Write-off of debt financing costs(5)	572	0.02	—	—
Subtotal	4,950	0.16	(154,080)	(5.10)
Tax impact(6)	(1,188)	(0.04)	36,979	1.22
Total adjustments	3,762	0.12	(117,101)	(3.88)
Adjusted net income and adjusted earnings per share (non-GAAP)	$55,768	$1.85	$53,807	$1.78

Weighted average shares outstanding—Diluted for Adjusted earnings per share		30,159		30,217
    See notes on page 9.
Adjusted EBITDA

	Three Months Ended May 31,
	2026	2025
Net income	$52,006	$170,908
Interest expense	11,264	18,563
Income tax expense	14,012	54,928
Depreciation and amortization	23,519	21,827
Adjustments:
Restructuring charges(2)	—	3,827
Executive retiree long-term incentive program(3)	—	2,185
AVAIL JV equity in earnings adjustment(4)	(1,348)	(165,826)
Adjusted EBITDA (non-GAAP)	$99,453	$106,412
See notes on page 9.

Adjusted EBITDA by Segment

	Three Months Ended May 31, 2026
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$56,549	$41,535	$509	$(46,587)	$52,006
Interest expense	—	—	—	11,264	11,264
Income tax expense	—	—	—	14,012	14,012
Depreciation and amortization	7,266	10,222	—	6,031	23,519
Adjustments:
AVAIL JV equity in earnings adjustment(4)	—	—	(1,348)	—	(1,348)
Adjusted EBITDA (non-GAAP)	$63,815	$51,757	$(839)	$(15,280)	$99,453
See notes on page 9.

	Three Months Ended May 31, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$50,671	$39,354	$173,443	$(92,560)	$170,908
Interest expense	—	—	—	18,563	18,563
Income tax expense	—	—	—	54,928	54,928
Depreciation and amortization	6,660	9,123	—	6,044	21,827
Adjustments:
Restructuring charges(2)	3,827	—	—	—	3,827
Executive retiree long-term incentive program(3)	358	—	—	1,827	2,185
AVAIL JV equity in earnings adjustment(4)	—	—	(165,826)	—	(165,826)
Adjusted EBITDA (non-GAAP)	$61,516	$48,477	$7,617	$(11,198)	$106,412
See notes on page 9.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	May 31, 2026	February 28, 2026
Gross debt	$515,000	$515,000
Less: Cash per bank statement	(5,500)	(13,227)
Add: Finance lease liability	15,256	13,746
Consolidated indebtedness	$524,756	$515,519

Net income	$198,357	$317,260
Depreciation and amortization	91,747	90,056
Interest expense	48,350	55,650
Income tax expense	62,140	103,055
EBITDA	400,594	566,021
Cash items(7)	349	5,426
Non-cash items(8)	13,530	14,832
Equity in earnings, net of distributions	(36,720)	(209,733)
Adjusted EBITDA per Credit Agreement	$377,753	$376,546

Net leverage ratio	1.4x	1.4x

(1)	Earnings per share amounts included in the "Adjusted Net Income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2)
For the three months ended May 31, 2025, includes restructuring charges related to the closure of two surface technology facilities in our AZZ Metal Coatings segment. See "Item 8. Financial Statements—Note 17" in the Company's Form 10-Q for the first quarter of fiscal year 2027.

(3)
During the three months ended May 31, 2025, we recognized additional stock-based compensation expense of $2.2 million upon the adoption of the Executive Retiree Long-term Incentive Program. For further information regarding the adoption of the ERP, see "Item 8. Financial Statements—Note 15" in the Company's Form 10-Q for the first quarter of fiscal year 2027.

(4)
For the three months ended May 31, 2026, represents adjustments related to the loss recognized in fiscal year 2026 for the sale of AVAIL's Welding Services Business. During the first quarter of fiscal 2026, AVAIL completed the sale of the Electrical Products Group to nVent Electric plc. Following the completion of the sale, we received a distribution of $273.2 million during the three months ended May 31, 2025, exceeding the investment in the AVAIL JV of $107.4 million as of May 31, 2025. The excess distribution of $165.8 million was recorded as equity in earnings of unconsolidated subsidiary during the three months ended May 31, 2025. See "Item 8. Financial Statements—Note 8" in the Company's Form 10-Q for the first quarter of fiscal year 2027.

(5)
The write-off of $0.6 million of unamortized debt financing costs relates to the refinancing of our Revolving Credit Facility on May 7, 2026, which resulted in a partial extinguishment at the lender level. For further information, see "Item 1. Financial Statements—Note 10" in the Company's Form 10-Q for the first quarter of fiscal year 2027.

(6)	The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(7)	Cash items include restructuring charges associated with the AZZ Metal Coatings segment and other accruals.
(8)	Non-cash items include stock-based compensation expense.